CMA Muni-State Municipal Series Trust
Series Number: 5
File Number: 811-5011
CIK Number: 810598
CMA New York Municipal Money Fund
For the Period Ending: 03/31/2002

Pursuant to Exemptive Order Release No. IC-18748 dated June 12, 1992, the following schedule enumerates the transactions with Merrill Lynch Money Markets Incorporated, for the year ended March 31, 2002.

Sales (In Thousands)

Transaction	Face	Security		Due
Date	Amount	Description	Rate	Date

04/25/2001	$ 2,400	New York City	5.00%	08/15/2018
04/25/2001	1,350	New York, New York	5.00	08/15/2019
05/07/2001	450	New York Variable Subseries	1.35	08/01/2016

Last Updated on 05/29/2002
By Win95 User